Exhibit 5.1

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

July 9, 2021

PG&E Corporation

77 Beale Street

San Francisco, California 94105

Re:	PG&E Corporation Registration Statement on Form S-3, as amended

Ladies and Gentlemen:

We have served as counsel to PG&E Corporation, a California corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 (the “Amendment”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) to the Registration Statement on Form S-3 (No. 333- 253630-01) (as amended by the Amendment, the “Registration Statement”) filed by the Company on February 26, 2021 with the Commission, under the Securities Act of 1933, as amended (the “Securities Act”). The Amendment relates to the registration of 477,743,590 shares of the Company’s common stock, no par value (the “New Shares”) to be issued in connection with the Exchange Transactions (as defined herein) to the selling securityholder identified in the Registration Statement (the “Selling Securityholder”) and offered and sold by the Selling Securityholder from time to time.

The New Shares are being registered in connection with one or more share exchange transactions whereby the PG&E Fire Victim Trust (the “Trust”), a statutory trust created under the Delaware Statutory Trust Act established in connection with the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization dated June 19, 2020 (the “Plan”), shall deliver up to 477,743,590 common shares of the Company (the “Plan Shares”) to Pacific Gas and Electric Company, a California corporation (the “Utility”), in exchange for an equal amount of New Shares, up to an aggregate of 477,743,590 New Shares (each such exchange, an “Exchange” and collectively, the “Exchange Transactions”).

In rendering the opinions in this opinion letter, we have examined the following documents:

(a)    The Registration Statement, including the exhibits filed therewith;

(b)    The Amendment, including the exhibits filed therewith;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

PG&E Corporation

July 9, 2021

(c)    The Amended and Restated Articles of Incorporation of the Company dated June 20, 2020, as certified by the Secretary of State of the State of California on June 22, 2020 and the Bylaws of the Company amended as of June 22, 2020;

(d)    Resolutions of the Board of Directors of the Company adopted on February 10, 2021 and May 26, 2021;

(e)    That certain entity status letter, dated as of June 7, 2021 with respect to the Company issued by the Franchise Tax Board of the State of California and that certain certificate of status, dated as of June 8, 2021 with respect to the Company issued by the Secretary of State of the State of California; and

(f)    An executed copy of the PG&E Fire Victim Trust Share Exchange and Tax Matters Agreement, dated July 8, 2021, between the Company, the Utility, PG&E ShareCo LLC, a wholly-owned subsidiary of the Company, and the Trust (the “Exchange Agreement”).

In addition, we have examined, and have relied as to matters of fact upon, the documents delivered in connection with the Exchange Transactions and the Exchange Agreement, and we have made such other and further investigations as we deemed necessary to render the opinions hereinafter set forth. As to various questions of fact relevant to the opinions set forth below, we have relied upon certificates of public officials and officers of the Company and have assumed compliance by the Company with written assurances by the officers or other employees of the Company. In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents, and (v) the due authorization, execution and delivery of all documents by all parties, except as to the Company, and the validity, binding effect and enforceability of all documents by all parties. We have also assumed that the Company has complied and will comply with all aspects of the laws of all relevant jurisdictions in connection with the issuance of the New Shares, other than the laws of the State of California insofar as we express our opinions herein.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the New Shares: (i) the Registration Statement, the Amendment and any supplements and amendments thereto shall have become effective and such effectiveness shall not have been terminated or rescinded; (ii) any New Shares being offered will be issued as contemplated in the Registration Statement, the Amendment or the prospectus supplement relating thereto; (iii) the terms of the New Shares will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (iv) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (v) the Amended and Restated Articles of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

PG&E Corporation

July 9, 2021

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of California.

Based upon the foregoing and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that the New Shares have been duly authorized and legally issued and are fully paid and non-assessable.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. We hereby consent to such use of our name therein and the filing of this opinion letter as Exhibit 5.1 to the Amendment. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof. We assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

13936/13935/14929